Exhibit 10.6

                                                                  Execution Copy


                              Pathmark Stores, Inc.

                                February 1, 2000

James Donald
c/o Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

                       Sale and Retention Bonus Agreement
                       ----------------------------------

Dear Jim:

              The following sets forth the agreement between you and Pathmark Stores, Inc., a corporation organized under the laws of Delaware (the "Company"), regarding the terms of the sale bonus (the "Sale Bonus") and the retention bonus (the "Retention Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This letter agreement (the "Letter Agreement") is in addition to, and not in substitution for, any other agreements between or among you and the Company Group (as defined below), including without limitation the employment agreement between you and the Company, dated February 1, 1999 (the "Employment Agreement"), and the Retention Bonus and the Sale Bonus are in addition to, and not in substitution for, any other pay or benefits to which you are eligible to earn from the Company Group.

              1. Definitions. For purposes of this Letter Agreement, the following capitalized words that are not otherwise defined in the text of the Letter Agreement shall have the meanings set forth below:

              "Aggregate Consideration" shall mean an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid to the Company Group or its security holders in connection with a Change in Control, plus the amount of all indebtedness of the Company Group which is assumed or acquired by any Purchaser in connection with a Change in Control or retired or defeased in connection with such Change in Control. The fair market value of any securities issued and any other non-cash consideration delivered in connection with a Change in Control will be the value determined in good faith by the Board.

              "Beneficial Owner" shall have the meaning given to such term in Rule 13D-3 under the Securities and Exchange Act of 1934, as amended.

              "Board" shall mean the Board of Directors of Holdings.

              "Change in Control" shall mean the consummation of a Triggering Event.

              "Company" shall mean Pathmark Stores, Inc.

              "Company Group" shall mean, individually and as a group, Holdings, the Company, PTK Holdings, Inc. and Supermarkets General Holdings Corporation, and any successors thereto.

              "Effective Date" shall mean February 1, 2000.

              "Holdings" shall mean SMG-II Holdings Corporation, a corporation organized under the laws of the State of Delaware.

              "Independent Third Party" shall mean any entity other than a member of the Company Group or any of the Stockholders or any entity controlled by or under common control with any of the Stockholders or the Company Group.

              "Payment Date" shall mean July 31, 2000.

              "Purchaser" shall mean any Independent Third Party that engages in a Change in Control.

              "Sellers" shall mean selling equity holders, which holders may be at the level of any of the Company Group.

              A "Triggering Event" shall be deemed to have occurred on the date that any of he following shall have occurred:

              (A) any member of the Company Group enters into a binding agreement with one or more Independent Third Parties to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of Holdings for which the MLCP Investors and the Equitable Investors (as defined in the Amended and Restated Stockholders Agreement among Holdings and its Stockholders, dated January 22, 1998) (together, the "Stockholders") are Beneficial Owners as of the Effective Date;

              (B) any member of the Company Group enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Independent Third Parties would own or control fifty percent or more of either (i) the aggregate voting securities of the Company Group, (ii) the aggregate economic interest of the outstanding equity securities of the Company Group or (iii) the aggregate value of the assets of the Company;

              (C) any member of the Company Group enters into transaction upon consummation of which an Independent Third Party would acquire in exchange for cash, stock, claims or property fifty percent or more of either (I) the aggregate equity securities of the Company, PTK Holdings, Inc. or Supermarkets General Holdings Corporation, or (II) the Company's assets; or

              (D) any member of the Company Group files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C);

         provided, however, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of any of the Company Group pursuant to an effective registration statement under the Securities Act of 1933, as amended.

              2. Term. The term of this Letter Agreement (the "Term") shall commence on the Effective Date and shall continue until the later of (a) first anniversary of the Effective Date if a Triggering Event does not occur prior to such anniversary or (b) in the event that a Triggering Event occurs prior to the first anniversary of the Effective Date, either the date of a Change in Control that occurs subsequent to a corresponding Triggering Event or the date the Triggering Event is definitively canceled or otherwise becomes void.

              3. Retention Bonus.

              In consideration of, and subject to, your continued employment with the Company during the period beginning on the Effective Date and ending on the Payment Date, the Company will pay you a Retention Bonus equal to $4,000,000. The Company will pay the Retention Bonus to you in a lump sum cash amount as soon as practicable after the Payment Date but in no event more than thirty days thereafter.

              4. Sale Bonus.

              (a) General Terms. You will become entitled to receive the Sale Bonus in the event that (I) a Triggering Event occurs during the Term, and (ii) a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus shall be equal to 0.0043 multiplied by the Aggregate Consideration.

              (b) Payment of Sales Bonus. (I) Change in Control--No Post-Closing Adjustment. In the event that the transaction resulting in a Change in Control does not include any provisions either (A) for an earn-out with respect to which a part of the Aggregate Consideration will be paid to the Sellers either in full or in part in one or more installments after the Change in Control or any similar deferral of the payment of the Aggregate Consideration or (B) that would potentially require the Sellers to reimburse any portion of the Sale Price to the purchaser or require the purchaser to pay to the Sellers any amount in addition to the Aggregate Consideration, as a result of a post-closing adjustment or any other reason, after the Change in Control (either (A) or (B), a "Post-Closing Adjustment"), the Company shall pay to you the Sale Bonus within five days following the date of such Change in Control; provided, however, that in no event shall the Sale Bonus be payable to you until the full amount of the Aggregate Consideration has been paid to the Sellers.

              (ii) Change in Control--Post-Closing Adjustment. In the event that the Change in Control transaction includes provisions for any Post-Closing Adjustment, the Company shall pay the Sale Bonus according to the terms of this
Section 4(b)(ii).

              (A) In the event that the Change in Control transaction includes a Post-Closing Adjustment described in Section 4(b)(I)(A) above, the Company shall pay you a portion of the Sale Bonus within five days after the date of such Change in Control equal to 0.0043 multiplied by the portion of the Aggregate Consideration paid to the Sellers on or about the date of the Change in Control. Thereafter, within five days after any additional portion of the Aggregate Consideration is paid to the Sellers, the Company shall pay you a portion of the Aggregate Consideration multiplied by 0.0043.

              (B) In the event that the Change in Control transaction is a Post-Closing Adjustment described in Section 4(b)(I)(B) that would potentially require the Sellers to reimburse any portion of the Aggregate Consideration to the purchaser after the Change in Control, within five days after the date of such Change in Control, the Company shall pay you a portion of the Sale Bonus determined in good faith by the Board immediately prior to the consummation of the Change in Control, less an amount that shall take into account the potential adjustment to the Sales Price (the "Withheld Amount"). As soon as practicable after the Sellers know with certainty the portion, if any, of the Sale Price that the Sellers must reimburse to the purchaser and the Sellers make such reimbursement, if any, the Company shall pay to you a prorated portion of the

         Withheld Amount corresponding to the portion of the maximum potential amount that Sellers may have been required to reimburse to the purchaser less the amount actually reimbursed.

              (C) In the event that the Change in Control transaction is a Post-Closing Adjustment described in Section 4(b)(I)(B) that would potentially require the purchaser to pay to the Sellers any amount in addition to the Sale Price after the Change in Control, within five days after the date of such Change in Control, the Company shall pay you the Sale Bonus. Thereafter, within five days after the purchaser knows with certainty the additional amount that such purchaser must pay to the Sellers, if any, and the purchaser makes such payment to the Sellers, the Company shall pay to you an additional amount determined in good faith by the Board that shall take into account the additional payment made by the purchaser to the Sellers.

              (c) Determination of the Board Final. The determination of whether a Triggering Event or Change in Control has occurred, the amount of the Aggregate Consideration and the amount of any Sale Bonus shall be made in good faith by the Board (unless otherwise required by applicable law) and, absent manifest error, shall be final and binding on you, the Company Group and all other interested parties.

              (d) Single Sales Bonus. The parties hereto acknowledge and agree that you shall be entitled to receive only one Sale Bonus under this Letter Agreement which shall become payable in connection with the first Triggering Event that occurs during the Term and that in the event any additional Triggering Event occurs during the Term, you will not be entitled to any Sale Bonus as a consequence thereof.

              5. Effect of Termination of Employment.

              (a) Involuntary Termination. In the event of your Involuntary Termination (as defined in the Employment Agreement) prior to the Payment Date, you shall be entitled to receive the Retention Bonus in accordance with the terms of Section 3, as if your employment had continued until such Payment Date. In the event of your Involuntary Termination on or after August 1, 2000 and prior to a Triggering Event, you shall remain entitled to receive the Sale Bonus in the event of a subsequent Triggering Event and a corresponding Change in Control in the same manner as if your employment with the Company had continued through the end of the Term.

              (b) Other Termination. In the event that your employment terminates for any reason other than an Involuntary Termination prior to the Payment Date, you shall forfeit your right to the Retention Bonus in its entirety. Similarly, in the event that your employment terminates for any reason other than an Involuntary Termination at any time during the Term, you shall forfeit any right you may have to receive the Sale Bonus.

              6. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telecopier: (732) 499-3460, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Letter Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

              7. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Retention Bonus or the Sale Bonus (together, the "Payments") constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate Payments to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts of the Sale Bonus and/or Retention Bonus constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00.

              8. Miscellaneous.

              (a) No Rights to Continued Employment. Neither this Letter Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 5 above, for any reason, with or without Cause.

              (b) Amendments, Waivers. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              (c) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              (d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

              (e) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

              (f) Stockholder Approval. This Letter Agreement shall become effective only if it is approved by a majority of seventy-five percent of the stockholders of Holdings, Supermarkets General Holdings Corporation, PTK Holdings, Inc. and the Company within one-hundred and eighty days after date first shown above. In the event that such stockholders do not approve this Agreement on or before the one-hundred and eightieth day after the date of this Letter Agreement, it shall automatically lapse and become void.

              (g) Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

              If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                             Sincerely,

                                             PATHMARK STORES, INC.


                                             By
                                               ----------------------
                                               Name:
                                               Title:

Agreed to as of this ___th day of _______, 2000.


----------------------------
      James Donald